Exhibit 99.2

For Immediate Release

For more information: Laurie Bauer

Director of Public Relations

(612) 961-8096 cellular or laurie.bauer@bestbuy.com

Jennifer Driscoll
Director of Investor Relations

(952) 250-5497 cellular or jennifer.driscoll@bestbuy.com

Best Buy Expects Earnings Growth
of 18-21% in Fiscal 2003

Company announces preliminary store expansion plans

LAS VEGAS, Jan. 9, 2002 – Best Buy Co., Inc. (NYSE: BBY), from the Consumer Electronics Show, today provided initial guidance for its fiscal 2003 results, based on current business trends, comparable store sales gains and new store growth plans. Earnings growth is anticipated to be 18 to 21 percent in fiscal 2003, on top of projected earnings growth in the current fiscal year of nearly 30 percent. Growth drivers are expected to be an increased market presence in the U.S., including new store openings in the coming year, as well as the benefits of remerchandising many of the Company’s Sam Goody stores and contributions from the Future Shop acquisition.

Richard M. Schulze, founder, chairman and CEO, said, “Best Buy’s goal is to be a consistent top-quartile performer among all retailers. I am pleased that we are on track to deliver at that level yet again in the current fiscal year. We intend to build on the current year’s success with another strong performance in fiscal 2003.”

The Company, which is North America’s leading specialty retailer of entertainment and digital technology products, expects total sales to grow by 17 to 20 percent in fiscal 2003. This growth is expected to be the result of new stores opening, the addition of Future Shop, and comparable store sales gains in the low single digits. Driving these gains are digital products (particularly televisions, cameras, camcorders and DVD hardware), gaming hardware and software and improved sales of appliances.

Best Buy Stores to Enter Five States

The Company expects to open approximately 60 Best Buy stores in major U.S. markets during its 2003 fiscal year, which begins on March 3. Approximately half of the new stores are anticipated to be 30,000 square feet, and the other half will be 45,000 square feet. While many new stores will solidify Best Buy’s presence in existing markets, plans also include grand openings in five new states: Alaska, Idaho, Utah, West Virginia and Wyoming. The Company expects to continue its New York market expansion plan with eight to 10 new stores in the New York area, including its first store in Manhattan. In addition, Best Buy anticipates opening a flagship store in downtown San Francisco.

All of the U.S. Best Buy stores are expected to open in the Company’s newest store format, which was designed specifically to highlight digital technology. The new look and feel of the stores make it easier for customers to choose the latest in technology and entertainment products by using space more efficiently and by improving customer service.

Brad Anderson, vice chairman, president and chief operating officer, said, “We have made meaningful market share gains in the current year. Our plans for next year will allow us to grow share further while staying on track to have 600 Best Buy stores by fiscal 2004.”

The Company’s growth plans extend to its other brands as well. It expects to open up to six new Magnolia Hi-Fi stores in California in fiscal 2003. Building on its acquisition of Future Shop, the Company also anticipates opening approximately 10 of its 30,000-square-foot stores in Canada. All of these new stores are expected to help build the Company’s momentum throughout North America and strengthen its market share with consumers.

The Company has not yet announced its growth plans for Musicland. Those plans, as well as the results of its recent remerchanding of Sam Goody mall stores and rural On Cue test stores, are expected to be announced when fourth-quarter earnings are released on April 2.

As part of its growth management, the Company regularly evaluates the performance of existing stores for expansion, closing or relocation opportunities. Such activities, which would be determined at the end of the fiscal year, currently are not expected to have a material impact on the Company.

Anderson added, “Our long-term growth strategy is to be a global brand, with Best Buy at the core, surrounded by other strong brands. Best Buy wants to continue to find ways to serve new consumers and new markets in order to continue our top-quartile growth.”

Best Buy’s December sales conference call is scheduled to begin at 10 a.m. EDT today and will be available on the Company’s Web site, both live and after the call, at www.BestBuy.com. Investors may access the call by clicking on “Investor Relations.”

Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. is North America’s No. 1 specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company operates retail stores and web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Magnolia Hi-Fi (MagnoliaHiFi.com), Media Play (MediaPlay.com), On Cue (OnCue.com), Sam Goody (SamGoody.com) and Suncoast (Suncoast.com). The Company reaches consumers through nearly 1,900 retail stores in the United States, Canada, Puerto Rico and the U.S. Virgin Islands.

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